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Exhibit 4.2

No.	$

8 1/2% Senior Subordinated Notes due 2015

        Accuride Corporation, a Delaware corporation, promises to pay to            , or registered assigns, the principal sum of            Dollars on February 1, 2015.

        Interest Payment Dates: February 1 and August 1.

        Record Dates: January 15 and July 15.

        Additional provisions of this Note are set forth on the other side of this Note.

Dated:
ACCURIDE CORPORATION
By	Name: Title:

TRUSTEE'S CERTIFICATE OF AUTHENTICATION
THE BANK OF NEW YORK TRUST COMPANY, N.A. as Trustee, certifies that this is one of the Notes referred to in the Indenture.
By	Authorized Signatory

8 1/2% SENIOR SUBORDINATED NOTE DUE 2015

  Principal and Interest; Subordination.

        The Company will pay the principal of this Note on February 1, 2015.

        The Company promises to pay interest and Special Interest, if any, on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate of 8 1/2% per annum (subject to adjustment as provided below) except that interest accrued on this Note pursuant to the fourth paragraph of this Section 1 for periods prior to the applicable dates on which the Exchange Offer Registration Statement or Shelf Registration Statement (as such terms are defined in the Registration Rights Agreement referred to below) will accrue at the rate or rates borne by the Notes from time to time during such periods.

        Interest, and Special Interest, if any, will be payable semi-annually (to the Holders of record of the Notes (or any predecessor Notes) at the close of business on February 1 or August 1 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing August 1, 2005.

        The Holder of this Note is entitled to the benefits of the Registration Rights Agreement, dated January 31, 2005, among the Company, the Guarantors and the Initial Purchasers named therein (the "Registration Rights Agreement").

        Interest on this Note will accrue from the most recent date to which interest has been paid on this Note or the Note surrendered in exchange herefor or, if no interest has been paid, from January 31, 2005; provided that, if there is no existing default in the payment of interest and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

        The Company shall pay interest and Special Interest if any, on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum equal to the rate of interest applicable to the Notes.

        The indebtedness evidenced by the Notes is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to such provisions. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee its attorney in-fact for such purpose.

  Method of Payment.

        The Company will pay interest (except defaulted interest) on the principal amount of the Notes on each February 1 and August 1 to the Persons who are Holders (as reflected in the Note Register at the close of business on January 15 and July 15 immediately preceding the Interest Payment Date), in each case, even if the Note is cancelled on registration of transfer or registration of exchange after such Regular Record Date; provided that, with respect to the payment of principal, the Company will make payment to the Holder that surrenders this Note to any Paying Agent on or after February 1, 2015.

        The Company will pay principal (premium, if any) and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal (premium, if any) and interest by its check payable in such money. The Company may pay interest on the Notes either (a) by mailing a check for such interest to a Holder's registered address (as reflected in the Note Register) or (b) by wire transfer to an account located in the United States maintained by the payee. If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

  Paying Agent and Note Registrar.

        Initially, The Bank of New York Trust Company, N.A., a national banking association (the "Trustee"), will act as Paying Agent and Note Registrar. The Company may change any Paying Agent or Note Registrar upon written notice thereto. The Company, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Note Registrar or co-registrar.

  Indenture.

        The Company issued the Notes under an Indenture dated as of January 31, 2005 (the "Indenture"), among the Company, the Guarantors and the Trustee. Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

        The Notes are unsecured senior obligations of the Company. The Indenture does not limit the aggregate principal amount of the Notes.

  Redemption.

        Optional Redemption.    At any time on or prior to February 1, 2010, the Company may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

        On and after February 1, 2010, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Note Register at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on February 1 of each of the years indicated below:

Year	Percentage
2010	104.250%
2011	102.833%
2012	101.417%
2013 and thereafter	100.000%

        In addition, until February 1, 2008, the Company may, at its option, redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 108.500% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net proceeds of one or more Equity Offerings; provided that at least 60% of the sum of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

  Repurchase upon a Change of Control and Asset Sales.

        Upon the occurrence of (a) a Change of Control, unless the Company has elected to redeem the Notes in connection with such Change of Control, the Holders of the Notes will have the right to require that the Company purchase such Holder's outstanding Notes, in whole or in part, at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date and (b) Asset Sales, the Company may be obligated to make offers to purchase Notes and Pari Passu Indebtedness of the Company with a portion of the Net Proceeds of such Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

  Denominations; Transfer; Exchange.

        The Notes are in registered form without coupons in denominations of $2,000 principal amount and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Note Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Note Registrar need not register the transfer or exchange of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.

  Persons Deemed Owners.

        A registered Holder may be treated as the owner of a Note for all purposes.

  Unclaimed Money.

        If money for the payment of principal (premium, if any) or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

  Discharge and Defeasance Prior to Redemption or Maturity.

        If the Company irrevocably deposits, or causes to be deposited, with the Trustee money or Government Securities sufficient to pay the then outstanding principal of (premium, if any) and accrued interest on the Notes (a) to Redemption Date or Maturity, the Company will be discharged from its obligations under the Indenture and the Notes, except in certain circumstances for certain covenants thereof, and (b) to the Stated Maturity, the Company will be discharged from certain covenants set forth in the Indenture.

  Amendment; Supplement; Waiver.

        Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, omission, mistake, defect or inconsistency and make any change that does not adversely affect the rights of any Holder.

  Restrictive Covenants.

        The Indenture contains certain covenants, including covenants with respect to the following matters: (i) Restricted Payments; (ii) Incurrence of Indebtedness and Issuance of Disqualified Stock; (iii) Liens; (iv) transactions with Affiliates; (v) dividend and other payment restrictions affecting Restricted Subsidiaries; (vi) guarantees of Indebtedness by Restricted Subsidiaries; (vii) incurrence of other Pari Passu Indebtedness; (viii) merger and certain transfers of assets; (ix) purchase of Notes upon a Change in Control; and (x) disposition of proceeds of Asset Sales. Within 120 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each fiscal year, the Company must report to the Trustee on compliance with such limitations.

  Successor Persons.

        When a successor Person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor Person will be released from those obligations.

  Remedies for Events of Default.

        If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the Outstanding Notes may declare all the Notes to be immediately due and payable; provided, however, that, so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of (1) acceleration of any such Indebtedness under the Senior Credit Facilities, or (2) five Business Days after the giving of written notice of such acceleration to the Company and the Bank Agent. If a bankruptcy or insolvency default with respect to the Company or any of its Significant Subsidiaries occurs and is continuing, the Notes automatically become immediately due and payable. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity satisfactory to it against any cost, liability or expense. Subject to certain restrictions, the Holders of not less than a majority in principal amount of the Outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or any Guarantee or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

  Guarantees.

        The Company's obligations under the Notes are fully, irrevocably and unconditionally guaranteed on an unsecured senior subordinated basis, to the extent set forth in the Indenture, by each of the Guarantors.

  Trustee Dealings with Company.

        The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for, and otherwise deal with, the Company and its Affiliates as if it were not the Trustee.

  Authentication.

        This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

  Abbreviations.

        Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

  CUSIP Numbers.

        Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

  Holders' Compliance with the Registration Rights Agreement.

        Each Holder of a Note, by acceptance hereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, including the obligations of the Holders with respect to a registration and the indemnification of the Company to the extent provided therein.

  Governing Law.

        THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to Accuride Corporation, 7140 Office Circle, Evansville, Indiana 47715, Attention: General Counsel.

        Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Indenture.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

    (Print or type assignee's name, address and zip code)

    (Insert assignee's soc. sec. or tax I.D. No.)

and irrevocably appoint                        agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

OPTION OF HOLDER TO ELECT PURCHASE

        If you want to elect to have this Note purchased by the Company pursuant to Section 1016 or 1017 of the Indenture, check the box: ☐

        ☐     If you want to elect to have only part of this Note purchased by the Company pursuant to Section 1016 or 1017 of the Indenture, state the amount in principal amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)
Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Notes Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Notes Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

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  Exhibit 4.2
OPTION OF HOLDER TO ELECT PURCHASE